CO-ADMINISTRATION AGREEMENT

                                November 1, 2005

Ladies and Gentlemen:

                  In accordance with Section 1 of the Co-Administration Agreement, dated March 18, 2002 (the "Agreement"), by and among each investment company party to that certain Agreement with State Street Bank and Trust Company ("State Street"), the Trust hereby notifies State Street of the Funds' desire to amend Appendix A of the Agreement to include the Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund --Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive (the "Funds"), and to have State Street render services as administrator under the terms of the Agreement with respect to the Funds.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                Very truly yours,

                                       CREDIT SUISSE OPPORTUNITY FUNDS

                                       By:  /s/ J. Kevin Gao
                                            -------------------
                                            Name:  J. Kevin Gao
                                            Title:  Vice President and Secretary

Accepted:

STATE STREET BANK AND TRUST COMPANY

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     Name:
     Title: